UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


                                November 1, 2002
                                (Date of Report)


                              Network Commerce Inc.
             (Exact Name of Registrant as Specified in its Charter)



      Washington                     0-26707                  91-1628103
(State or Other Jurisdiction    (Commission File No.)        (IRS Employer
   of Incorporation                                      Identification Number)



                             411 First Avenue South
                                   Suite 200 N
                                Seattle, WA 98104
             (Address of Principal Executive Offices, including zip)



                                 (206) 223-1996
              (Registrant's Telephone Number, including area code)




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Item 3. Bankruptcy or Receivership

     On November 1, 2002, Network Commerce Inc. a Washington corporation ("Network Commerce"), filed a petition for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the Western District of Washington.

     Network Commerce will ask the Bankruptcy Court to allow it to oversee its operations as a debtor-in-possession, subject to Court approval of matters outside the ordinary course of business. No trustee, receiver or examiner has been appointed, and Network Commerce will act as a debtor-in-possession while being subject to the supervision and orders of the Bankruptcy Court.

     While in Chapter 11, Network Commerce intends to continue to operate NCI Hosting, which provides domain registration, hosting and other online business services. Additionally, Network Commerce will evaluate several alternatives, including, without limitation, management-directed sales of one or more of Network Commerce's operating divisions as going concerns, the sale of portions of the business in separate transactions, and the liquidation of the remainder of assets not used in the operation of NCI Hosting. Regardless of any action taken while in Chapter 11, Network Commerce believes that the total proceeds of any or all sales or liquidation of its business and assets will not be sufficient to satisfy fully the claims of its creditors. Accordingly, Network Commerce believes that its equity has no value and that its existing shareholders will not receive any distributions on account of their shares of common stock under any plan that may be confirmed by the Bankruptcy Court under Chapter 11.

     Following filing of its bankruptcy petition, Network Commerce terminated 25 active employees, reducing its payroll to 14 persons. Network Commerce has scaled back operations with the focus of protecting its remaining assets.

Item 5. Other Events and Regulation FD Disclosure

     Effective as of October 31, 2002, Mark H. Terbeek resigned from the Network Commerce Board of Directors.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

         Dated:  November 5, 2002.

                                    NETWORK COMMERCE INC.



                                    By: /s/ N. Scott Dickson
                                        ---------------------------------------
                                        N. Scott Dickson
                                        Acting Chief Executive Officer and
                                        Chief Financial Officer



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